Exhibit 99.1

GAP INC. REPORTS JUNE SALES RESULTS

SAN FRANCISCO - July 7, 2016 - Gap Inc. (NYSE: GPS) today reported that net sales for the five-week period ended July 2, 2016 increased 2 percent to $1.57 billion compared with net sales of $1.54 billion for the five-week period ended July 4, 2015.

“We are pleased to see better performance across the portfolio this month, partly driven by an improvement in June traffic trends, particularly at Old Navy,” said Sabrina Simmons, chief financial officer, Gap Inc.

June Comparable Sales Results
Gap Inc.’s comparable sales for June 2016 were up 2 percent versus a 1 percent decrease last year. Comparable sales by global brand for June 2016 were as follows:

•	Gap Global: negative 1 percent versus negative 5 percent last year

•	Banana Republic Global: negative 4 percent versus positive 1 percent last year

•	Old Navy Global: positive 5 percent versus positive 1 percent last year

Additional insight into Gap Inc.’s sales performance is available by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:15 p.m. Pacific Time on July 7, 2016 and available for replay until 1:15 p.m. Pacific Time on July 15, 2016.

July Sales
The company will report July sales at 1:15 p.m. Pacific Time on Monday, August 8, 2016.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Athleta, and Intermix brands. Fiscal year 2015 net sales were $15.8 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,300 company-operated stores, about 450 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:	Media Relations Contact:
Jack Calandra	Jennifer Poppers
(415) 427-1726	(415) 427-1729
Investor_relations@gap.com	Press@gap.com